Exhibit 99.1

THIS ADDENDUM modifies the Agreement by and between Keane, Inc. and Robert B. Atwell and entered into as of March 11, 2005.  The Agreement entered into as of March 11, 2005 is referred to herein as the “Original Agreement.”  Capitalized terms in this Addendum shall have the meanings ascribed to them in the Original Agreement unless otherwise defined herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.               The definition of Retirement Date as set forth in the Original Agreement shall be changed from December 31, 2006 to July 1, 2007.

2.               On or after January 1, 2007, Keane may, at its discretion, modify the Executive’s title, job duties and responsibilities, and/or salary and other compensation, except that Keane may not reduce the Executive’s base salary by more than 20% percent without the Executive’s agreement.

3.               If the Executive’s employment is terminated before the Retirement Date following a Change in Control, this Addendum shall be null and void and the terms of the Executive’s Change-In-Control Agreement, entered into as of March 11, 2005 (a copy of which is attached), shall apply.  For clarity, the Parties acknowledge that a reduction in the Executive’s compensation shall not constitute Good Reason under Section 3.a(ii) of the Executive’s Change-In-Control Agreement unless the reduction is made from the Executive’s compensation at the rate in effect as of the Change-In-Control event.  Any reduction in compensation made prior to a Change-In-Control, in accordance with Section 2, above, shall not constitute Good Reason.

4.               Other than as set forth herein, this Addendum is not intended to modify or supersede the Original Agreement, which Original Agreement shall remain in full force and effect.

Executed this 21st day of November, 2006.

By:	/s/ Robert B. Atwell
Robert B. Atwell

Keane, Inc.

By:	/s/ Russell J. Campanello
Russell J. Campanello Sr. Vice President, Human Resources & Marketing